Exhibit 23.1




          Consent of Independent Registered Public Accounting Firm




We consent to the reference to our firm under the caption "Experts" in Amendment No. 3 to the Registration Statement (Form S-3 No. 333-116005) and related Prospectus of Cosi, Inc. for the registration of 3,550,000 shares of its common stock and to the incorporation by reference therein of our reports dated March 18, 2004, with respect to the consolidated financial statements and schedule of Cosi, Inc. included in its Annual Report (Form 10-K) for the fiscal year ended December 29, 2003, filed with the Securities and Exchange Commission.


                                          /s/ Ernst & Young LLP

New York, New York
August 5, 2004